Filed under Rule 424(b)(3), Registration Statement No. 333-276916
Pricing Supplement No. 61 - Dated Monday, June 1, 2026 (To: Prospectus Dated February 7, 2024 and Prospectus Supplement Dated February 7, 2024)
CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TS29	100%	2.200%			Fixed	6.050%	Semi-Annual	06/20/2036	12/20/2026	$31.76	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 6/20/2027 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Notes will be sold to you at the selling price specified in this Pricing Supplement. The Purchasing Agent shall purchase notes from us at the selling price less the applicable gross concession specified in this Pricing Supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

Ford Credit Notes - Series B	Trade Date: Monday, June 8, 2026 @ 12:00 PM ET	Ford Credit Notes - Series B
	Settlement Date: Thursday, June 11, 2026	$ 6,000,000,000
	Minimum Denomination/Increments: $1,000.00/$1,000.00	Ford Motor Credit Company LLC
	Initial trades settle flat and clear SDFS: DTC Book-Entry only	Prospectus Dated: 2-7-24 and Prospectus
	DTC Number 0235 via RBC Dain Rauscher Inc.	Supplement Dated: 2-7-24

If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.